                                                                  Exhibit 11.0

                     PAMRAPO BANCORP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                -----------------------------------------------

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

                                              Nine           Three
                                          Months Ended    Months Ended
                                          September 30,   September 30,
                                              1997           1997
                                          -------------   -------------
Net income                                  $3,838,542      $1,265,203
                                            ==========      ==========

Weighted average number of common
 shares outstanding                          2,946,248       2,842,924

Common stock equivalents
  due to dilutive effect of stock
   options                                         --              --
                                            ----------      ----------
Total weighted average number of
  common shares and equivalents
   outstanding                               2,946,248       2,842,924
                                            ==========      ==========

Primary earnings per share                  $     1.30      $     0.44
                                            ==========      ==========
Total weighted average number of common
 shares and equivalents outstanding
 for fully diluted computation               2,946,248       2,842,924
                                            ==========      ==========

Fully diluted earnings per share            $     1.30      $     0.44
                                            ==========      ==========

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